Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2021 (except for the 4th and 5th paragraph of Note 17, as to which the date is April 5, 2021), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-254108) and related Prospectus of Alkami Technology, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

April 5, 2021